EXHIBIT 99.1

DARLING INGREDIENTS INC. ANNOUNCES
SUCCESSION PLANNING FOR CHIEF FINANCIAL OFFICER

December 15, 2016 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) today announced that, effective January 15, 2017, Patrick C. Lynch will become its Executive Vice President - Chief Administrative Officer. Mr. Lynch will report to John O. Muse, the Company’s Executive Vice President - Chief Financial Officer. Mr. Muse has indicated his intent to retire as the Company’s Chief Financial Officer in early March 2017 following the Company’s filing of its Form 10-K for fiscal 2016, at which time Mr. Lynch will become the Company’s Executive Vice President - Chief Financial Officer.
Darling Ingredients Chairman and Chief Executive Officer Randall Stuewe said, “We are pleased to add Patrick to our management team to succeed John. Patrick is a seasoned and successful public company CFO with an outstanding skill set who will fit well into the Darling culture. Patrick’s hiring at this time will allow ample time for a smooth succession at the chief financial officer position.”
Mr. Lynch has served as the Chief Financial Officer of Interface, Inc., the world’s largest manufacturer of modular carpet and pioneer of sustainable business practices, since 2001, and has been a Senior Vice President since 2007. Prior to 2001, he served in various financial leadership positions at Interface since joining the company in 1996, including Assistant Vice President and Corporate Controller. From 1992 to 1996, Mr. Lynch was a Senior Accountant with BDO Seidman, LLP, a national accounting firm delivering assurance, tax, financial advisory, and consulting services to private and publicly traded businesses.

ABOUT DARLING

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the food, pet food, pharmaceutical, feed, industrial, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.

For More Information, contact:
Melissa A. Gaither, VP Investor Relations and Global Communications	251 O'Connor Ridge Blvd., Suite 300 Irving, Texas 75038 Phone: 972-717-0300